Exhibit 5.1

Our ref	RDS\304101\5304600v3
Direct tel	+852 2971 3046
Email	richard.spooner@maplesandcalder.com

KongZhong Corporation

35th Floor, Tengda Plaza

No. 168 Xizhimenwai Street

Beijing 100044

People’s Republic of China

16 May 2012

Dear Sir

KongZhong Corporation

We act as Cayman Islands counsel for KongZhong Corporation (the "Company"), a Cayman Islands company, in connection with the Company's registration statement on Form F-3, including all amendments or supplements thereto (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act") and the registration by the Company of its ordinary shares with a par value of US$0.0000005 each (the "Ordinary Shares"), issuable upon exercise of a warrant to purchase up to 80 million of the Company’s Ordinary Shares (the “Warrant”). We are furnishing this opinion as exhibit 5.1 to the Registration Statement.

1	DOCUMENTS REVIEWED

We have reviewed originals, copies, drafts or conformed copies of the following documents (the “Documents”):

1.1	The Certificate of Incorporation and Memorandum and Articles of Association of the Company adopted by a special resolution passed on 11 June 2004 and further amended by special resolutions passed on 6 September 2005 (the "Memorandum and Articles of Association").

1.2	The written resolutions of the board of directors of the Company dated 16 March 2009 (the "Resolutions") and the corporate records of the Company maintained at its registered office in the Cayman Islands.

1.3	A certificate of good standing with respect to the Company issued by the Registrar of Companies dated 15 May 2012 (the "Certificate of Good Standing").

1.4	A certificate from a director of the Company a copy of which is attached to this opinion letter (the "Director’s Certificate").

1.5	The Registration Statement.

2	ASSUMPTIONS

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy of the Director's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

(i)	Copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

(ii)	The genuineness of all signatures and seals.

(iii)	There is no contractual or other prohibition (other than as may arise by virtue of the laws of the Cayman Islands) binding on the Company or on any other party prohibiting it from entering into and performing its obligations.

(iv)	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below.

3	OPINIONS

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability for an unlimited duration and is validly existing and in good standing under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company is US$50,000 divided into 1,000,000,000,000 Ordinary Shares of a nominal or par value of US$0.0000005 each.

3.3	The issue and allotment of the Ordinary Shares upon the exercise of the Warrant in accordance with the terms thereof have been duly authorised. When allotted, issued and paid for as contemplated in the Registration Statement and registered in the register of members (shareholders), the Ordinary Shares will be legally issued and allotted, as fully paid and non-assessable.

3.4	The liability of shareholders of the Company is limited to the amount, if any, unpaid on their shares. On the basis that all such shares in the Company are fully paid, there is no rule of Cayman Islands law that would impose any further liability on persons holding shares in the Company, merely by reason of such shareholding.

4	QUALIFICATIONS

This opinion is subject to the following qualification and limitation that under the Companies Law (2011 Revision) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law (2011 Revision) directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

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Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in the Registration Statement or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to the use of this opinion in, and the filing hereof as an Exhibit to, the Registration Statement and to the reference to our name under the headings "Validity of the Ordinary Shares" and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ MAPLES & CALDER

Maples and Calder

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